                                                            Exhibit 10.15.1




                         STEAM PURCHASE AGREEMENT

                                  BETWEEN

                      O'BRIEN COGENERATION IV,. INC.

                                    AND

                            NEWARK BOXBOARD CO.



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                                   INDEX

                                                                       Page


ARTICLE 1   DEFINITIONS                                         2


ARTICLE 2   REPRESENTATIONS AND WARRANTIES; COVENANTS           7
               2.1. Representations and Warranties of Buyer.    7
                 2.2. Representations and Warranties of Seller;
                  Covenants of Seller                          8


ARTICLE 3   PURCHASE AND SALE                                  10
               3.1 Purchase and Sale of Steam                  10
               3.2 Maximum Output of Cogeneration Facility     10
               3.3 Purchase of Steam from Alternative Sources. 10


ARTICLE 4   RESPECTIVE RIGHTS AND OBLIGATIONS                  12
               4.1 Rights and Obligations of Seller.           12
               4.2 Rights and Obligations of Buyer.            16


ARTICLE 5   TERM OF AGREEMENT                                  19
               5.1 Effective Date and Term.                    19
                 5.2 Buyer's Right to Purchase Cogeneration
                                             Facility and Site.
                  23
               5.3 Completion of Cogeneration Facility.        25
               5.4 Conditions Precedent.                       25


ARTICLE 6   PAYMENT CALCULATIONS                               26
               6.1 Steam Price.                                26
               6.2 Reimbursement of Power.                     27


ARTICLE 7   MEASUREMENT AND METERING                           27
               7.1 Measuring Equipment.                        27
               7.2 Testing                                     28
               7.3 Corrections                                 29
               7.4 Estimates                                   29

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ARTICLE 8   BILLING AND PAYMENTS                               30
               8.1 Billing.                                    30
               8.2 Payment.                                    31
               8.3 Interest.                                   31
               8.4 Disputes                                    31


ARTICLE 9   LEASE OF SITE AND LAND RIGHTS                      31
               9.1 Lease of Site                               31
               9.2 Alternate Site.                             32
               9.3 Land Rights.                                33


ARTICLE 10  WATER SUPPLY; CONDENSATE RETURN                    33
               10.1 Water Supply.                              33
               10.2 Condensate Return.                         34


ARTICLE 11  QUALIFYING FACILITY                                34
               11.1 Maintenance of Qualifying Facility Status. 34
               11.2 Modifications in Plant's Steam Requirements.34


ARTICLE 12  TAXES                                              35
               12.1 Obligations of Seller                      35
               12.2 Obligations of Buyer.                      36
               12.3 Joint Obligations.                         36


ARTICLE 13  FORCE MAJEURE                                      36


ARTICLE 14  INSURANCE                                          38


ARTICLE 15  LIABILITY AND INDEMNIFICATION                      38
               15.1 Survival of Representations and Warranties 38
               15.2 Indemnification.                           39

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ARTICLE 16  EVENTS OF DEFAULT AND REMEDIES                     40
               16.1 Events of Default by Buyer.                40
               16.2 Events of Default by Seller.               42
               16.3 Remedies Upon Default by Buyer.            43
               16.4 Remedies Upon Default by Seller.           44
               16.5 Remedies.                                  45
               16.6 Fair Market Value.                         46


ARTICLE 17  SELLER'S FINANCING                                 46


ARTICLE 18  ARBITRATION                                        47


ARTICLE 19  ASSIGNABILITY                                      47


ARTICLE 20  NOTICE                                             48


ARTICLE 21  WAIVER AND MODIFICATION                            49
               21.1 Waiver                                     49
               21.2 Modification                               49


ARTICLE 22  SEVERABILITY AND RENEGOTIATION                     49
               22.1 Severability                               49
               22.2 Renegotiation                              49


ARTICLE 23  SEVERAL OBLIGATIONS                                50


ARTICLE 24  GOVERNING LAW                                      50


ARTICLE 25  ENTIRE AGREEMENT; COUNTERPARTS                     50


ARTICLE 26  CAPTIONS                                           51


ARTICLE 27  EMPLOYEE DISPLACEMENT                              51


ARTICLE 28  GUARANTEE BY O'BRIEN ENERGY SYSTEMS                51

                         STEAM PURCHASE AGREEMENT

     This Agreement is entered into as of the 3rd day of October, 1986 between O'BRIEN COGENERATION IV. INC., a Delaware corporation ("Seller")1 and NEWARK BOXBOARD CO., a New Jersey corporation ("Buyer").



                                WITNESSETH:



     WHEREAS, Buyer owns and operates a paperboard plant (the "Plant")

located at 17 Blanchard Street, Newark, New Jersey which Plant utilizes steam in substantial volumes during the course of its manufacture; and



     WHEREAS, Seller plans to construct, operate, manage and maintain a facility for the cogeneration of steam and electricity (the "Cogeneration

Facility") that will be designed to meet Buyer's Steam requirements, based upon Buyer's current and anticipated future usage, all as set forth in

Appendix A which is attached hereto and hereby made a part of this

Agreement; and



     WHEREAS, Buyer desires to purchase, on the terms and conditions specified herein, certain steam requirements for the operation of its Plant from the Cogeneration Facility; and



     WHEREAS, the Parties desire to set forth in writing their respective rights and obligations for the sale of steam by Seller to Buyer after construction of the Cogeneration Facility;



     NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, Seller and Buyer do hereby mutually agree as follows:

                                 ARTICLE 1



                                DEFINITIONS



     The following terms, when used herein, shall have the following meanings, unless a different meaning is expressly stated or is apparent from the context:



     "Agreement" means this contract, including all Appendices and amendments hereto.



     "BTU" means British Thermal Unit.



     "Buyer" means Newark Boxboard Co.



     "Cogeneration Facility" means the boiler, turbine, generator, back up system described in Section 4.1, (excluding boiler and associated equipment owned by Buyer) and all appurtenant structures. equipment, piping. wiring,

switch controls, Steam Interconnection Facilities and all additions and replacements thereto, and real property interests owned or leased and operated by Seller for the purpose of cogenerating steam and electricity.



     "Condensate" means condensate meeting the specifications therefor Set forth then Appendix D hereto.



     "FERC" means the Federal Energy Regulatory Commission.



     "Force Majeure" means to the extent that it prevents the production,

delivery, acceptance or use of steam pursuant hereto, flood; earthquake;

storm; lightning; fire; explosion; war; riot; civil disturbances; strikes;

sabotage; restraint by Governmental Authority (other than any delay or failure by a Governmental Authority to issue any necessary permit or license described in Section. 5.4 hereof); major equipment breakdown if,

and only if, not due to the negligence of Seller nor the failure of Seller to perform periodic preventative maintenance and

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routine scheduled maintenance on all of its equipment in accordance with reasonable business practice; inability to obtain necessary labor or unforeseen shortages in materials or manufacturing facilities; delays in delivery of materials or work from subcontractors beyond a Party's reasonable control; and any ether events beyond the reasonable control of a

Party.  Changes in the prices of any item or items shall not in and of themselves give rise to the occurrence of a Force Majeure.  Seller agrees that it shall maintain an adequate stock of spare parts in accordance with the original equipment manufacturer's recommendations, as updated from time to time, for each piece of equipment to accomplish foreseeable repairs on the facilities in the Cogeneration Facility (including replacement components for turbines, generators, pumps and controls therefor).  A Force

Majeure with respect to the main generating facility in the Cogeneration

Facility shall not excuse performance hereunder If Seller would have been able to perform had it maintained the spare parts required to be kept hereunder unless failure to maintain such stock of spare parts was itself excused by reason of Force Majeure.



     "Governmental Authority" means any federal, state, municipal, or local legislature, administrative body, court or other person or body authorized to make or enforce laws or regulations.



     "Initial Delivery Date" means the date on which Seller has accepted the Cogeneration Facility under the construction contract and Seller actually delivers or is capable and offers to

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deliver steam Buyer.  Seller shall notify Buyer in writing of the Initial

Delivery Date at least one month prior thereto.  Prior to the Initial

Delivery Date, the back-up system (after installation of any necessary interconnections,  pursuant to Article 4.1(A)) described in Section 4.1 shall be operated for at least three (3) consecutive 24-hour periods and shall be producing steam at full capacity.  The Cogeneration. Facility shall be operated it full capacity for at least ten (10) consecutive 24-

hour periods prior to the Initial Delivery Date and shall be producing steam at full capacity during said period.  If Buyer elects to take steam from Seller during this testing time period, it shall pay for the steam on the same terms and conditions as set out in Article 6 herein.  The back-up system shall be kept sufficiently "hot" and "pressurized" during the 10-day testing period of the Cogeneration Facility so that it may be put into service immediately if the main facilities experience problems during any testing period.



     "KWH" means kilowatt hours.



     "Laws" means all statutes, regulations, orders, decrees or rulings by an Governmental Authority having jurisdiction over the matter in question.



     "Party" or "Parties" means the signatories to this Agreement and their permitted successors and assigns.



     "Plant" is the paperboard plant in Newark, New Jersey, owned by Buyer including any improvements, expansions or modifications thereto and, for purposes of Section 5.1, the land owned by Buyer associated therewith.



"Points of Return" means the points where Seller's pipe system connects to

Buyer's steam or Condensate returning pipe-

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lines as described in Appendix B attached hereto.



     "PURPA" means the Public Utilities Regulatory Policies Act of 1978, as

amended from time to time.



     "Qualifying Facility" or "Facility" means a cogeneration facility which meets those criteria promulgated by FERC pursuant to PURPA and set forth at 18 CFR Sections 292 et seq.; as any of the foregoing, as well as,

any applicable state regulations, as may be amended from time to time.



     "Regulations" mean the regulations promulgated by FERC pursuant to

PURPA and set forth at 18 CFR Section 292 et seq., as well as applicable state regulations, as any of the foregoing may be amended from time to time.



     "Seller" means O'Brien Cogeneration IV, Inc., a subsidiary of O'Brien

Energy Systems, Inc., a Delaware corporation, and its successors and permitted assigns.



     "Site" means the location where the Cogeneration Facility will be constructed.  The Site may be sold or leased to Seller pursuant to the provisions hereof.



     "Specified Damages" means out-of-pocket expenses incurred by Buyer including any amounts which Buyer would be due under Section 6.2, less the amount that Buyer would have been required to pay to Seller pursuant to

Article 6 had Seller performed its obligations, as a result of the failure of Seller to deliver (i) steam meeting the specifications therefor set forth in Appendix A or (ii) a sufficient amount of steam (up to the maximum amount specified in Appendix A) to Buyer, including expenses incurred by

Buyer in putting its boilers back into operation if it elects to do so,

repairing, operating or main-
taining the same and/or leasing or purchasing replacement or substitute boilers (including all labor, engineering, and installation costs associated with any of the foregoing), utility costs, fuel charges, costs of acquiring chemicals and other items necessary to generate steam, legal fees and expenses incurred in negotiating and preparing any documents relating to the lease or purchase of substitute or replacement boilers or enforcing its rights hereunder and such other out-of-pocket expenses as

Buyer may prove to the reasonable satisfaction of Seller are related to any of the foregoing or reasonably incurred by Buyer as a result of Seller's failure to deliver steam in the amount or meeting the specifications therefor set forth in Appendix A.  In the event it becomes necessary to do so, Buyer agrees to lease boilers on a month-to-month basis rather than purchase them or lease them for a longer time period unless either (i)

Seller agrees otherwise or (ii) rental boilers are not available immediately, in which event Buyer may enter into reasonable alternative interim arrangements (including leases for more than a month) until rental boilers are available immediately or (iii) Seller fails to pay Specified

Damages within 10 days of demand therefor.



     "Steam Interconnection Facilities" means those facilities to be installed in order for Seller to deliver steam to Steam Points of Delivery and receive Condensate at the Points of Return, including service stop valves, meter stops valves, primary and secondary service pressure reducing valves, meter supports, protection devices, meter(s), pipe system(s),

pipeline(s) and other facilities necessary to connect the Cogeneration

Facility
to Buyer's Plant.



     "Steam Points of Delivery" means the physical locations identified in

Appendix B where the Steam Interconnection Facilities are connected to

Buyer's receiving pipelines.



                                 ARTICLE 2



                 REPRESENTATIONS AND WARRANTIES; COVENANTS



     2.1.  Representations and Warranties of Buyer; Covenants of Buyer.



     Buyer hereby represents and warrants to Seller as follows:



     A.   Buyer is a corporation duly organized and existing in good standing under the laws of the State of New Jersey.



     B.   Buyer possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;



     C.   Buyer's execution, delivery, and performance of this Agreement have been duly authorized; this Agreement has been duly executed and delivered; and constitute Buyer's legal, valid, and binding obligation,

enforceable against it in accordance with its terms; and Buyer's execution,

delivery and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any material agreement, lease,

or instrument to which it is a party or by which it or its properties may be bound or affected, with the exception of the Fidelity financing referred to Article 17.



     D.   No suit, action or arbitration, or legal, administrative or other proceeding is pending, or has been threatened, against Buyer that would affect the validity or enforceability
of this Agreement or the ability of Buyer to fulfill its commitments hereunder, or that could result in any material adverse change in the business or financial condition of Buyer.



     Buyer covenants and agrees that it will obtain and maintain all necessary governmental authorizations, licenses, permits and franchises,

corporate or otherwise, for the operation of its Plant, and will assist in obtaining all environmental construction and operation of the Cogeneration

Facility.



     So long as it may operate the Plant profitably and subject to the provisions of Section 5.1 hereof, Buyer covenants and agrees that it will use its best efforts to continue the use and operation of its Plant at the present location for a period of at least twenty-five (25) years from the

Initial Delivery Date, and such use and operation will include, during any calendar year, steam requirements no less than the minimum purchase requirements no less than the minimum purchase requirements, as set forth in Appendix A, for the Cogeneration Facility.  Based on currently available information, Buyer believes that the useful life of the Plant equals or exceeds twenty-five (25) years.  Should Buyer, despite its best efforts,

conclude at any time during the term of this Agreement that it cannot continue use and operation of its Plant at a profit, it agrees to give

Seller the options set out in Article 11.



     2.2. Representations and Warranties of Seller; Covenants of Seller.



     Seller hereby represents and warrants to Buyer as follows:

     A.   Seller is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of New Jersey.



     B.   Seller possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.



     C.   Seller's execution, delivery and performance of this Agreement have been duly authorized; this Agreement has been duly executed and delivered and constitutes Seller's legal, valid, and binding obligation,

enforceable against it in accordance with its terms; and Seller's execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement,

lease, or instrument to which it is a part or by which it or its properties may be bound or affected; and



     D.   No suit, action or arbitration, or legal, administrative or other proceeding is pending, or has been threatened, against Seller that would affect the validity or enforceability of this Agreement or the ability of

Seller to fulfill its commitments hereunder, or that could result in any adverse change in the business or financial condition of Seller.



     Seller covenants and agrees that it will obtain in a timely fashion and maintain all necessary governmental authorization licenses, and permits for the construction and operation of the Cogeneration Facility.

                                 ARTICLE 3



                             PURCHASE AND SALE



     3.1  Purchase and Sale of Steam.



     Subject to the terms and conditions of this Agreement, Seller agrees to produce, deliver to the Steam Points of Delivery as and when required by

Buyer, and sell all of the steam which Buyer requires for use at the Plant,

subject to the maximum amount set forth in Appendix A, which steam shall meet the specifications described in Appendix A hereto.  Except as provided in Section 3.3 hereof, Buyer agrees to purchase from Seller all of the steam it requires at the Plant and use on the output of the Cogeneration

Facility to meet Buyer's steam requirement at Buyer's Plant.  Seller's obligation to produce and deliver sufficient steam to satisfy all of

Buyer's steam requirements at its Plant is limited to the amount specified in Appendix ; provided, however, that if Seller delivers steam to Buyer in an amount in excess of the amount so specified, the terms of this Agreement shall govern the purchase by Buyer of any such excess amount.



     3.2  Maximum Output of Cogeneration Facility.



     The maximum required output of steam from the Cogeneration Facility is set forth in Appendix A attached hereto.  Seller is not obligated to deliver amounts in excess of that amount.



     3.3  Purchase of Steam from Alternative Sources.



     Unless an event of Force Majeure excuses it from doing so, Buyer will purchase the amount of steam which it requires at its Plant at the price set forth in Article 6.  If, for any reason, the Seller cannot produce all of the steam required by

Buyer (up to the maximum amount set forth in Appendix A), Buyer may,

without incurring any liability hereunder, use steam or alternate energy from other sources to make up that portion of its requirements which Seller fails to supply.  If Buyer incurs any out-of-pocket expenses in connection with obtaining steam or an alternative energy from another source or sources (other than amounts of excess of the amount set forth in Appendix

A), as a result of Seller's inability to comply with this Agreement due to the occurrence of an event of Force Majeure, then, Seller shall either, at

Seller's option, (i) pay Buyer's Specified Damages or (ii) give Buyer reasonable advance notice of the date on which it will be able to resume providing steam and not require Buyer to resume its purchase of steam hereunder until a reasonable period of time (not to exceed 45 business days) after receipt by Buyer of notice of anticipated resumption of service

(the reasonableness of the notice period being determined based on the expenses incurred by Buyer in arranging for alternative source of supply of steam or other (fuel).  Buyer shall be entitled to rely on any notice received from Seller.



     The Parties further acknowledge that it may be necessary or prudent,

in light of the limited number of alternative sources of supply of steam available, for Buyer to secure an alternative source of steam which has a greater capacity than that which Buyer requires.  Seller agrees to make available to Buyer its employees who operate boilers to the extent it can do so without impairing its ability to operate the Facility.



     Nothing in this Agreement is intended or shall be construed as requiring Buyer (or any subsequent owner of the Plant) to use steam rather than any other energy source (including, but not limited to,

electricity) in the operation of the Plant, other than as set forth in the second to the last sentence Section 3.1.  Nor is this Agreement intended to impose on Buyer any obligation to purchase any minimum amount of steam at any time other than that amount specified in Appendix A.



                                 ARTICLE 4



                     RESPECTIVE RIGHTS AND OBLIGATIONS



     4.1  Rights and Obligations of Seller.



     Seller covenants and agrees that during the term of this Agreement it shall:



     A.   Design, construct, start up, test and operate the Cogeneration

Facility at its expense in accordance with safe and sound engineering practices and procedures in order that the Cogeneration Facility is able at all times to deliver steam meeting the specifications set out in Appendix A and in the quantities set forth in Appendix A.  The Cogeneration Facility shall utilize Buyer's existing boilers as a back-up system.  Seller shall have the right to use such boilers at not charge on the condition that:

(1) it pays for any fuel consumed as well as any associated operation and maintenance costs; (2) it installs and pays for any necessary interconnections with Seller's Cogeneration Facility and (3) it keeps such boilers "hot", at Seller's expense, by circulating steam through them once the Cogeneration Facility is operational.  Should Seller determine at any time during this Agreement that replacement of Buyer's boilers is necessary, it shall bear the cost of such replacement and the new boiler(s)

shall become the property of Seller, and shall be added to the Cogeneration

Facility.



     B.   If Seller uses the original site (as opposed to Alternate Site),

design construct and maintain a "park and lock" parking garage on the Site with sufficient spaces to replace those spaces eliminated by Seller on the

Site as a result of the construction of the Cogeneration Facility.  Seller shall
guarantee continued access to this parking garage for Buyer's employees and the right, at no cost, to use an equivalent number of spaces to those eliminated by Seller.  At the conclusion of this Agreement or at any time when Buyer has the right to purchase the Cogeneration Facility Buyer shall have the right to purchase the Cogeneration Facility.  The price for the garage shall be its fair market value, as determined by the American

Appraisal Company, the appraisal to be based on the assumption that the garage sits on freehold property (rather than leased property), less the value of the freehold.  In other words, the value of the real property on which the garage rests will be ignored in the appraisal.



     C.   Obtain those permits set forth in Appendix C hereto and any other additional permits which may be required under then applicable and regulations to operate the Facility during the term of this Agreement.



     D.   Provide to Buyer for its review all design drawings of the

Cogeneration Facility, the Parking Garage and Steam Interconnection

Facilities.  Seller shall also give Buyer an opportunity to review its construction plan prior to the commencement of construction in order that

Buyer can assure itself that construction of the Cogeneration Facility will not interfere with Buyer's on-going operations.  Buyer shall have the right to approve such construction plan or any modifications thereto, such approval not to b unreasonably withheld.  Buyer shall use its best efforts to review and approve such plans within 15 days of receipt from Seller. To insure coordination between Buyer and Seller during construction, Buyer shall designate a single individual with whom

Seller may consult during construction of the Cogeneration Facility.

Seller shall also designate a single individual with whom Buyer may consult during construction or operation of the Cogeneration Facility.  Buyer's review of the construction plan and design drawings shall not relieve

Seller of any of its obligations pursuant to Section 4.1A hereof;



     E.   Maintain the Cogeneration Facility in good operating condition,

in compliance with all applicable governmental requirements and in accordance with reasonable business practice, and use its best efforts (i)

to ensure that interruptions of deliveries of steam to the Plant are made at a time that is mutually agreeable to the Parties, (ii) to ensure that any interruptions will be planned to coincide with the scheduled maintenance outages of the Plant, notice of which shall be given to the

Chief Plan Engineer designated by Buyer promptly and shall comply with

Article 20 hereof, and (iii) to minimize the frequency and duration of any periods of interruption of delivery of steam meeting the specifications set forth in Appendix A hereof to Buyer's requirements therefor, up to the maximum required output of the Cogeneration Facility set forth in Appendix

A.



     F.   Have the right to generate and sale steam or electricity or both to any person other than Buyer on any terms and conditions, without interference by Buyer, provided that Seller may do so without impairing its ability to fulfill its obligations under this Agreement.



     G.   Furnish, operate and maintain, at its own expense, all Steam

Interconnection Facilities necessary for the delivery of steam from its

Cogeneration Facility to and including the Steam Point of Delivery, and the receipt of Condensate into its Cogeneration Facility from and including the

Point of Return.



     H.   Operate and maintain all necessary electrical transmissions facilities to deliver electricity from the Cogeneration Facility to its electricity customers, in a safe manner without creating an unreasonable risk of injury or damage to Buyer's personnel or property;



     I.   Operate the Cogeneration Facility in substantial compliance with all applicable federal, state and local environmental standards, and all other applicable laws, rules and regulations and make all necessary filings with and send all required notices relating to the Facility to the appropriate Governmental Authorities;



     J.   Designate a Cogeneration Facility Engineer to maintain

communications with Buyer's Chief Plant Engineer for coordination between the Plant and the Cogeneration Facility during the term of this Agreement,

which Cogeneration Facility Engineer shall be available to meet with buyer's Chief Plant Engineer; and



     K.   Give to Buyer prompt notice, either written or oral, of

Condensate which does not meet the standards of Condensate quality set forth in Appendix D specifying how such
standards are not met.



     4.2  Rights and Obligations of Buyer.



     Buyer covenants and agrees that during the term of this Agreement it shall:



     A.   Provide Seller with (1) all plans and drawings within 120 days from the date of execution of this Agreement) for relevant steam headers,

electrical switchgear, water lines, condensate lines and steam lines, etc.

required to permit Seller to interconnect the Cogeneration Facility to the

Plant; (ii) Condensate as returned to Buyer's existing steam generation system; and (iii) a single location access for interconnection to the existing condensate return system;



     B.   Use its best efforts to assist Seller in obtaining any other local approvals as may be necessary.  Buyer covenants and agrees to assist

Seller in obtaining all environmental permits licenses or authorizations associated with the operation of the Cogeneration Facility including9 if required by the New Jersey Department of Environmental Protection, the

right to use any environmental permit offsets available to Buyer solely to the extent that they are transferable. Seller covenants and agrees to return to Buyer any and all environmental permits, licenses or authorization that have been transferred to Seller from Buyer at the end of the term of this Agreement.  In the event that Seller to unable to provide

Buyer with steam pursuant to this Agreement as a result of a Force Majeure,

Buyer shall have the right to receive back from Seller any transferred permits and offsets and to use the same during the period of the Force

Majeure. Seller shall prepare any and all necessary applications for such permits, licenses and authorizations. Buyer shall review the same (i) solely to the extent that applicable law shall require that the application be made in the name of Buyer and (i) to the extent that the information required to be disclosed therein relates directly to

Buyer and is available from the records of Buyer;



     C.   Have the right to operate its Plant without interference from

Seller;



     D.   Operate and maintain its Plant at all times in such condition that Buyer's use of steam will be reasonably safe to persons and property,

and shall use its best efforts (i) to ensure that any interruptions of purchases of steam from the Cogeneration Facility not caused by decreased demand for Buyer's products are made it a time that is mutually agreeable to the Parties, (ii) to ensure that any interruptions will be planned to coincide with the scheduled maintenance outages of the Cogeneration

Facility, notice of which shall be given promptly to the Cogeneration

Facility Engineer and (iii) to minimize the frequency and duration of any periods of interruption other than interruptions caused by decreased demand for Buyer's products;



     E.   Maintain its Plant in good repair;



     F.   (i) Deliver Condensate having the qualities specified in Appendix

D from its Plant to Seller which Seller will take; (ii) allow Seller to monitor the quality of the Condensate by meters to be acquired, installed,

and maintained by Seller, at its own expense, at a point outside the Plant as
described in Appendix B, and (iii) allow Seller to discharge within the

Plant at one location specified by Buyer such Condensate which does not meet the standards of Condensate quality set forth in Appendix D;



     G.   Make reasonable and timely efforts to inform Seller of Condensate impurities and other conditions known to Buyer relating to the steam supply that Buyer knows may be deleterious to the maintenance and operation of the

Cogeneration Facility;



     H.   Furnish, own, operate and maintain, at its expense, all steam facilities necessary for the receipt of steam from the Steam Point of

Delivery to its Plant and the delivery of Condensate from its Plant to the

Point(s) of Return;



     I.   Take all reasonable and necessary steps to carry out the intent of this Agreement, including, but not limited to, (i) using its best efforts in assisting Seller to obtain any and all approvals required in connection with installation and operation and maintenance of the

Cogeneration Facility, (ii) furnishing to Seller necessary easements for the term of this Agreement, and (iii) solely to the extent specified in

Section 4.2 using its best efforts in assisting Seller to obtain other related approvals necessary to operate the Cogeneration Facility; provided,

however, the foregoing shall not require Buyer to incur any obligation to a third party;



     J.   Not operate, maintain, move, remove, alter, change, or interfere with the operation or maintenance of the Cogeneration Facility or any part thereof without the prior written approval of Seller.  Notwithstanding the foregoing, Buyer may, but is not required to, take reasonable steps to protect the

Cogeneration Facility if, due to an emergency, it is not possible or reasonable to notify Seller before taking such actions.  Buyer shall have no obligation to inspect any part of the Cogeneration Facility, not any responsibility for the installation, repair, maintenance, replacement,

relocation, removal, or operation of any part of the Cogeneration Facility;



     K.   Designate a Chief Plant Engineer to maintain communication with

Seller's Cogeneration Facility Engineer for coordination between the Plant and the Cogeneration Facility during the term of this Agreement;



     L.   Have the right to purchase or use steam from any source, other than the Cogeneration Facility, only at those times when the Cogeneration

Facility is unable to produce and deliver, in a timely fashion, in accordance with Section 3.1 hereof steam meeting the standards specified in

Appendix A hereof; and



     M.   Make timely payments on invoices rendered by Seller for steam delivered.



                                 ARTICLE 5



                             TERM OF AGREEMENT



     5.1  Effective Date and Term.



     A.   Except as otherwise provided in Article 15 or 16, the term of this Agreement shall begin upon the execution of this Agreement, and shall terminate on December 31, 1997 unless the conditions precedent specified in

Section 5.4 are then satisfied or compliance therewith waived.  Steam supply and invoicing for steam delivered in accordance with this Agreement shall begin on the Initial Delivery Date.  If the conditions precedent set forth
in Section 5.4 hereof are satisfied in a timely manner or compliance therewith waived, then, subject to the provisions of Section 5.3, (i) this

Agreement shall continue in effect for an initial term ending twenty-five

(25) years after the initial Delivery Date (the "Initial Termination Date")

and (ii) unless either Party gives to the other notice of termination at least eighteen (18) months prior to the Initial Termination Date, this

Agreement will continue for successive additional terms of five (5) years each (the "Extended Termination Date"); subject, however, to expiration at the end of the then current term.



     B.   Notwithstanding the foregoing or any other provision in this

Agreement, Buyer may sell the Plant to an unrelated third party, and be released from any and all liabilities and obligations hereunder (with the exception of continuing the Site lease) arising on or after the sale date if it complies with the following conditions:



     (1)  In negotiating any sale of the Plant to a purchaser who intends to use the Plant as a manufacturing facility, Buyer agrees to include

Buyer's rights and liabilities hereunder as part of the Buyer's assets being sold with the Plant and to require any purchaser of its Plant to assume all of Buyer's obligations under this Agreement, except as otherwise provided in the following sentence.  The purchaser shall be obligated to pay the purchase price for steam determined in accordance with Article 6 hereof (the "Contract Price") unless it presents to Seller a bona-fide,

written offer ("Offer") that it has received that is then valid to supply either steam or an alternative fuel source to the purchaser in an amount not less than the amount specified in Appendix A hereof (or, in the case of an alternative fuel source, the equivalent amount of power).  In the event that the purchaser submits written proof of an Offer to Seller, then Seller covenants and agrees to enter into an agreement with such purchaser amending the terms of this Agreement to meet the terms of the Offer.  Failure of Seller to agree to such an amendment shall relieve Buyer of any and all obligations to include Buyer's rights and liabilities hereunder as part of Buyer's rights assets being sold with the Plant.  However, in the event that Seller and the proposed purchaser of the Plant cannot reach agreement, Buyer shall give Seller the first right to purchase the Plant on the same terms and conditions as contained in the proposal submitted by Buyer's prospective purchaser.  If such proposal calls for Buyer to take back any financing, Seller shall demonstrate that it has similar financial capabilities to those of Buyer's prospective purchaser or provide Buyer with additional security for the loan provided by Buyer.  Furthermore, if the purchase offer includes other assets owned by Buyer at the same location, Seller shall also purchase these other assets on the same terms, if it chooses to exercise this option.  Finally,

if Seller does exercise this option, Buyer may also require it to purchase the Site at fair market value, if such site is not already owned by Seller.

Seller shall have 10 days in which to meet such terms.  If it fails to do so, Buyer may proceed with the sale of the Plant pursuant to the terms of this paragraph.

     (2)  In the event that Buyer proposes to sell the Plant to a purchaser who intends to either tear down the Plant or use it other than as a manufacturing facility, then Buyer shall give Seller ninety (90) days'

prior written notice of the terms and conditions of the proposed sale.  If within ninety (90) days of receipt of the notice of intended sale, Seller agrees in writing to purchase the plant on terms and conditions identical to those specified in Buyer's notice to it, then Seller shall purchase the

Plant on said terms and this Agreement shall terminate on the date of sale.

If Seller does purchase the Plant, Buyer shall also have the right to require Seller to purchase the Site at fair market value, if such Site is not already owned by Seller.  Furthermore, if the purchase offer includes other assets owned by Buyer at the same location, Sellers shall also purchase these other assets on the same terms, if it chooses to exercise this option.



     If Seller elects not to purchase the Plant after having received a notice from Buyer of Buyer's intention to sell the Plant, then Seller shall have the right, exercisable only in writing within ninety (90) days of receipt of the notice of intended sale described in the preceding paragraph, to purchase the Site for its then fair market value, as determined by an appraisal of the American Appraisal Company (or similar appraisal organization), if Seller does not then own the Site.  The arbitration provisions set forth in Article 18 shall be utilized to settle any dispute as regards "fair market value".



     If Seller does not elect on a timely basis to either purchase the

Plant or the site in accordance with this Section, then Buyer may sell the

Plant and the site (if then owned by Buyer) to the offerer whose offer was described in the notice of intention to sell, and this Agreement shall terminate on the date of sale unless the purchaser of the Plant assumes

Buyer's obliga-
tions hereunder in accordance with Article 19.



     (3)  Should Buyer decide at any point during the term of this

Agreement to shut down its Plant, it will, in addition to the other options given Seller under Article 11, give Seller the right to purchase, at a purchase price mutually acceptable to both Parties, either the Plant or the steam consuming equipment prior to such shut-down.  If within ninety (90)

days of receipt of the notice of intended shut-down, Seller agrees in writing either to purchase the Plant or the steam consuming equipment, then

Seller shall purchase said Plant for its then fair market value.  If Seller does purchase the Plant, Buyer shall also have the right to require Seller to purchase the site at fair market value, if such Site is not already owned by Seller.



     If Seller elects not to purchase the Plant or Buyer's steam consuming equipment, it shall have the right, exercisable only in writing within ninety (90) days of receipt of notice of intended shutdown from Buyer, to purchase the Site for its then fair market value, as determined by an appraisal of the American appraisal Company (or similar appraisal organization), if Seller does not then own the site.  The arbitration provisions set forth in Article 18 shall be utilized to settle any dispute as regards "fair market value".



     If Seller does not elect on a timely basis to either purchase the

Plant, the steam consuming equipment or the Site in accordance with the provisions of this section, then (i) Seller shall have the right to remove all of its equipment prior to the date of Plant shutdown, (ii) Buyer shall have the right to require Seller to remove the Facility if Seller does not own the Site and (iii) this Agreement shall terminate on the date of such shutdown.



     C.   At the end of the term of this Agreement, any easements, permits of other rights granted to Seller by Buyer shall terminate.

     5.2  Buyer's Right to Purchase Cogeneration Facility and Site.



     Buyer shall have an option to purchase the Cogeneration Facility and the Site (if then owned by Seller) from Seller at each of the following times:  (i) upon the expiration of this agreement or any subsequent renewal; and (ii) to the extent specified in Section 16.4, upon the occurrence of an Event of Default by Seller.  Buyer will provide Seller six

(6) months' prior notice of its intention to exercise such option other than if it elects to purchase the Facility, and the Site and upon the occurrence of an Event of Default by Seller.  To the extent permitted by the pertinent contracts, Buyer shall assume all of Seller's obligations,

rights and duties under all contracts for the sale of electricity and for the purchase of fuel for the Cogeneration Facility.  Seller shall give

Buyer all relevant information on such contracts as well as information on the operation of the Cogeneration Facility.  If requested to do so by

Buyer, Seller covenants and agrees to use its best efforts to obtain any consents which may be necessary in order for Buyer to assume any of

Seller's contracts relating to the Cogeneration Facility.  Buyer will also indemnify and save Seller harmless from all liability, loss, claims,

actions or suits, including costs and attorneys' fees, arising out of those contracts solely to the extent that the liability arose subsequent to the purchase by Buyer of the Cogeneration Facility.



     Seller will indemnify and save buyer harmless form any and all liability, loss, claims, actions, suits or liabilities, including costs and attorneys' fees, arising out of either contracts acquired by Buyer or the operation of the Cogeneration Facility, in either case prior to the purchase by Buyer of the Cogeneration Facility.

     The purchase price for the Cogeneration Facility and the Site (if applicable) will be their fair market value on the date of purchase as determined by appraisal pursuant to Section 16.6 hereof.  All documentation for the purchase, assumption and indemnification will be subject to the reasonable review by and approval of Seller and Buyer.  In determining the value of the Facility, the appraisers shall ignore the fact that the Site is lease, and shall value the Cogeneration Facility as if it sat on freehold property (i.e., with no time limit on its operation other than its remaining useful life).  In other words, the value of the real estate shall be ignored.



     5.3  Completion of Cogeneration Facility.



     Subject to Force Majeure, within twenty-four (24) months from the issuance of all required permits other than a certificate of occupancy for the Cogeneration Facility, Seller will have (i) completed evaluation of

Buyer's thermal requirements for the Plant; (ii) procured equipment,

designed and constructed the Cogeneration Facility and installed all equipment necessary for the Cogeneration Facility to operate; and (iii)

given Buyer notice of the Initial Delivery Date, which date shall also be within thirty (30) months from the issuance of all required permits.



     5.4  Conditions Precedent.



     The Parties' respective obligations under this Agreement are conditioned upon, and subject to the satisfaction of each of the following conditions precedent on or prior to December 31, 1987:  (i) Seller's executing a contract, satisfactory to Seller, for the sale by 1 of electricity from the Cogeneration Facility; (ii)

Seller's obtaining a valid air quality permit from the New Jersey

Department of Environmental Protection and all other necessary permits,

authorizations and certifications (other than a certificate of occupancy);

(iii) the Facility's obtaining the status of Qualifying Facility from FERC;

(iv) Seller's obtaining financing that Seller, in its sole discretion,

deems acceptable; (v) Seller's entering into a turnkey contract, to design,

construct, start-up and test the Cogeneration Facility; and (vi) Seller obtaining a long-term fuel supply.



     Neither Party shall be liable to the other for any termination of this

Agreement pursuant to this Section 5.4 unless the Party failed to discharge any obligation imposed on it pursuant to this Agreement with respect to its taking action intended to result in satisfaction of the foregoing conditions precedent.



                                 ARTICLE 6



                           PAYMENT CALCULATIONS



     6.1  Steam Price.



     Calculations for steam delivered to Buyer will be made on a daily basis and totaled at the end of each month.  The price for the steam delivered will be calculated as follows:

               Buyer's avoided
Steam Price =  fuel cost x (MMBTUs delivered - MMBTUs returned) x .5
               Boiler efficiency

     where:

Buyer's avoided fuel cost      =   The lesser of the price per million BTUs
                                   which Seller pays for natural gas under
                                   its Agreement with PSE&G or the price
                                   per million

                                   BTUs which Buyer would have paid for #2
                                   oil based on the average of 2 bids
                                   received by Buyer for delivery of such
                                   oil.  Buyer shall not be required to
                                   solicit such bids unless (i) it intends
                                   to rely on the price of oil or (ii)
                                   Seller requests it do so.

     Boiler efficiency   =    .86, constant over the term of this Agreement

MMBTUs delivered     =     integrated steam flow x enthalpy  of  steam  (as
          Seller's meter)

MMBTUs returned      =     integrated  uncontaminated  Condensate  flow   x
          enthalpy (at Seller's meter)

The pressure, temperature and flow of the steam as well as temperature and flow of the Condensate shall be metered by Seller.  The pressure and temperature of the steam shall comply with the specifications therefor set forth in Appendix A.



     Should Buyer and Seller mutually agree on the Alternate Site pursuant to the provisions of Section 9.2, Seller shall calculate the cost savings resulting from not having to construct the parking garage described in

Section 4.1(B), which calculation shall be subject to the approval of

Buyer, which approval shall not be unreasonably withheld.  These savings shall be defined as the difference between (1) the cost of the parking garage and (2) the cost of acquiring the Alternate Site from Buyer plus the present value of any additional costs incurred by Seller as a result of its use of the Alternate Site including, but not limited to, the cost of running additional steam piping to Buyer's Plant, the cost of buying such pipe where necessary, and any additional steam losses resulting from longer pipe runs.



     Any savings realized by Seller shall be allocated 75% to Buyer and 25%

to Seller.  Buyer shall receive its portion of any savings pursuant to this section through an appropriate additional discount in the price of steam delivered to Buyer by Seller, such savings to be recovered by Buyer over a period of 7 years.  This additional discount shall be fixed by mutual agreement between the parties once the savings have been determined by

Seller.  Any dispute involving the calculations under this section shall be settled by arbitration pursuant to Article 18.



     6.2  Reimbursement of Power.



     Seller will reimburse Buyer for 190 Kilowatts at Buyer's Public

Service Electric and Gas ("PSE&G") Rate, as the same may be in effect from time to time.  This reimbursement will be credited on a daily basis, only while steam is being delivered to Buyer, and totaled at the end of each month.



                                 ARTICLE 7



                         MEASUREMENT AND METERING



     7.1  Measuring Equipment.



     Seller will install, maintain, and operate, at its expense,

instrumentation reasonably acceptable to Buyer for the measurement of steam flow, Condensate return and any other data necessary for the sale of steam to Buyer and the computation of an appropriate invoice.  Buyer will have access to this instrumentation at reasonable hours upon request, but all instrument reading, calibrating and adjusting will be done only by Seller.

The determination of the total quantity of steam delivered to Buyer shall be made by Seller's instrumentation; however, Buyer may install its won instruments for maintaining information on the quantity of steam being delivered to it.



     At its own expense, Buyer shall have the right from time to time to have qualified employees of Buyer or qualified agents of Buyer (in the presence of Seller) inspect Seller's instrumentation and shall indemnify

Seller from any loss of or damage to any instrumentation caused by Buyer's employees or agents inspecting the instrumentation.



     The charts and records from Seller's measuring equipment shall remain the property of Seller and shall be kept by Seller on file for a period of not less than four (4) years.  At any time within such period Seller shall,

upon request of Buyer, permit Buyer to inspect and verify records and charts from Seller's measuring equipment, together with calculations therefrom.



     7.2  Testing



     Seller will maintain the accuracy of its instruments for measuring the quantity of steam to within plus or minus one percent (1%).  Instruments will be tested periodically as necessary, but not less than every calendar quarter.  If Buyer requests that any meter be tested between Seller's normal testing dates because Buyer believes that the meter may be inaccurate, Seller will arrange for the meter to be promptly tested.  All instrument testing will be arranged by Seller and conducted by an independent testing service satisfactory to Seller and Buyer.

Seller shall arrange for the prompt repair, at its own expense, of any equipment which is shown by any test to be necessary or desirable.  Seller will pay the expense of normal periodic tests; the expense of any test requested by Buyer will be paid by Buyer unless the test shows that the instruments are inaccurate by more than plus or minus one percent (1%), in which case Seller shall pay the expense of testing.  Seller will give Buyer sufficient notice of any instrument test to enable Buyer or its representative to witness the test.



     7.3  Corrections



     If any test reveals that Seller's instruments for measuring the quantity of steam are inaccurate by more than one percent (1%), and underpayment or overpayment occurs as a result thereof, the aggrieved Party is entitled to a retroactive billing adjustment as provided in Section 7.4 hereof for the actual period during which inaccurate measurements were made, if the period can be definitely determined or, if the period cannot be definitely determined, one-half of the period from the date of the last previous test of the meter but not to exceed sixty (60) days.  Amounts reflecting underpayments and overpayments shall be invoiced separately and are payable immediately upon receipt of the payment invoice.



     7.4  Estimates



     Buyer may, at its option and expense, install and operate check measuring equipment to check Seller's measuring equipment, but measurement of Seller's steam and Buyer's Condensate for the purpose of this Agreement shall be by Seller's measuring equipment only, except in cases hereinafter specifi-
cally provided to the contrary.  Any check measuring equipment installed shall be of a standard type and shall be subject at all reasonable times to inspection or examination by Seller, but the reading, calibration and adjustment thereof and changing of charts shall be done only by the employees or agents of Buyer.



     If, for any reason, any portion of the measuring equipment is out of service or out for repair so that the quantity of Seller's steam or Buyer's

Condensate delivered cannot be ascertained or computed from the readings thereof, Seller's steam or Buyer's Condensate delivered during the period such measuring equipment was out of service or out for repair shall be estimated and agreed upon by the parties hereto, using the first of the following methods which is feasible:



          (a)  By using the registration of any check measuring

               equipment if installed and accurately registering;

               or



          (b)  By estimating the quantity of delivery by

               averaging deliveries during the preceding periods

               under similar conditions, considering the power

               output of the Cogeneration Facility, when the

               measuring equipment was registering accurately.



                                 ARTICLE 8



                           BILLING AND PAYMENTS



     8.1  Billing.



     On the tenth (10) day of each calendar month, Seller will deliver to

Buyer an invoice for the sale of steam during the preceding calendar month. Each invoice will include all necessary information for calculation of the payments pursuant to Article 6 of this

Agreement.



     8.2  Payment.



     All payments shown to be due on an invoice shall be due and payable not later than fifteen (15) days after receipt.



     8.3  Interest.



     If Buyer fails to pay all or any portion of the disputed or undisputed amounts invoiced within the time stated in Section 8.2, Buyer shall owe interest on any unpaid portion of the invoice (other than an amount determined not to be owing), which interest shall accrue at the prime rate as set by Manufacturers Hanover Trust Company of New York from time to time, plus two percent (2%), but in no event greater than the maximum interest rate allowed by law, from the due date until paid.  If interest is collected on any portion of an invoice later determined to be not properly owed, than interest shall be repaid to Seller promptly on demand therefor,

together with interest on such amount at the rate specified above.



     8.4  Disputes



     In the event that Buyer disputes an invoice, the undisputed portion of the invoice shall be due and payable within the time stated in Section 8.2 and payment of the disputed portion shall be resolved in accordance with the provisions of Article 18 regarding Arbitration of Disputes.



                                 ARTICLE 9



                       LEASE OF SITE AND LAND RIGHTS



     9.1  Lease of Site.

     Buyer agrees to lease to Seller, for a term expiring 120 days after termination of this Agreement, the Site, as described in Appendix E attached hereto, upon the timely satisfaction of all the conditions precedent specified in Section 5.4, at an annual lease rate of $1.00 per year.  This lease shall be added to this Agreement as Appendix F once the conditions precedent in Section 5.4 have been satisfied.  The Site shall consist of approximately 1.5 acres, as more fully described in Appendix E attached hereto.  In addition, Buyer shall provide all necessary easements,

with respect to property owned by Buyer for as long as Seller operates the

Facility, to permit the installation of the Steam Interconnection

Facilities; and to permit Seller to install and maintain such electrical and steam transmission facilities as shall be necessary to deliver steam or electricity or both from the Cogeneration Facility to any person other than the Buyer so long as the same do not interfere with the operation of the

Plant.



     9.2  Alternate Site.



     Buyer has requested that Seller evaluate an Alternative Site for the

Cogeneration Facility.  This location across Lockwood Street from the

Plant, will be evaluated by Seller in good faith to determine if it is suitable for the Cogeneration Facility.  Buyer recognized that Seller has a limited amount of time in which to construct the Facility, and therefore,

cannot accept significant delays in obtaining approval for use of this

Alternate Site.  Buyer agrees that either the original Site described in

Appendix E or the Alternate Site (if elected by Buyer) will be available to

Seller in any case and that the final selection of the Site will be made no later than February 1, 1987. Any regulatory,

zoning or other approvals needed to allow Seller to use the Alternate Site will be Buyer's responsibility and must be in hand prior to February 1,

1987.  If the Alternate Site is feasible in Seller's judgment, Seller agrees to purchase such Alternate Site (approximately 1.5 acres) from Buyer at the same price paid by Buyer.



     9.3  Land Rights.



     During the term of this Agreement, each Party grants to the other

Party a license for reasonable ingress and egress over the property owned or controlled by such Party to the extent the other Party reasonably deems such ingress or egress necessary in order to examine, test, calibrate or maintain the Steam Interconnection Facilities and to read meters except that (i) prior notice of such ingress or egress shall be given except in the case of an emergency, and (ii) this license shall not be deemed to establish in a Party any easement or servitude over the other Party's land,

and shall expire with the expiration of this Agreement.



                                ARTICLE 10



                      WATER SUPPLY; CONDENSATE RETURN



     10.1 Water Supply.



     Buyer shall provide Seller necessary easements expiring upon the expiration of this Agreement to permit Seller to construct and operate (i)

water supply facilities capable of meeting Seller's requirements for raw water (city water), and (ii) conduits, pipes and drain fixtures for the disposal of any waste water.  Buyer agrees to assist Seller, at Seller's cost and
expense, in obtaining any other necessary permits relating to water.

Seller will be responsible for the design, construction, operation and maintenance of these water supply and waste water disposal facilities and agrees to indemnify and save Buyer harmless from any loss, claims, actions or suits, including costs and attorneys' fees, arising out of the construction, operation or maintenance of said facilities.



     10.2 Condensate Return.



     Buyer will return to the Cogeneration Facility at the point designated by Seller substantially all of the Plant's steam Condensate.  Condensate shall be returned by the Buyer to the Facility, as per Appendix D.  Buyer

will be credited for Condensate return in accordance with Section 6.1 hereof.  Buyer will construct at its own expense all pumps and pipes required to deliver Condensate to Seller from the Plant.



                                ARTICLE 11



                            QUALIFYING FACILITY



     11.1 Maintenance of Qualifying Facility Status.



     Subject to Force Majeure, Buyer agrees in each calendar year to take no less than that quantity of thermal energy from the Facility as is specified on Appendix A hereto.  Should Buyer not take such quantity of thermal energy from the Facility so as to enable Seller to maintain its minimum Qualifying Facility status under PURPA, and if Seller is unable to obtain relief from regulatory authorities as regards its minimum Qualifying status, seller may, at its option, take the following steps:  (i) acquire the Site at its then fair market value (if not previously purchased) and (ii) obtain from Buyer any addition, easements and rights of ingress and egress over Buyer's property to conduct an affiliated thermal consuming business on property acquired by Seller.  Such easements and rights of ingress and egress, however, shall be limited to those which will not unreasonably interfere with Buyer's ongoing operations.  In each case,

fair market value is to be determined without regard to the existence of the Facility on the Site.  The price shall be calculated for raw land without improvements.  Seller agrees that the foregoing options shall be its sole remedy in the event that Buyer's requirements for steam fall below the minimum annual take to ensure continued Qualifying Facility status.



     11.2 Modifications in Plant's Steam Requirements.



     Buyer will also notify Seller ninety (90) days in advance of the installation or elimination of any major energy consuming or saving equipment in the Plant and of any material changes in its steam requirements as soon as possible (defined as more than a twenty percent

(20%) change in consumption of steam from that previous week which change continues for more than fourteen (14) consecutive days).



                                ARTICLE 12



                                   TAXES



     12.1 Obligations of Seller.



     Seller shall be solely responsible for any sales, use, property,

income or other taxes relating to the Cogeneration Facility and its components or appurtenances or, except as otherwise provided by Section

12.3, the sale of energy produced
therein.



     12.2 Obligations of Buyer.



     Buyer shall be solely responsible for any sales, use, property, income or other taxes relating to the Plant, its components or appurtenances or the sale of the products produced therein.



     12.3 Joint Obligations.



     Buyer and Seller shall each pay one-half of any taxes imposed on the purchase or sale of steam delivered to the Plant from the Cogeneration

Facility and the return of Condensate from the Plant to the Cogeneration

Facility.



                                ARTICLE 13



                               FORCE MAJEURE



     If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure, then, except as otherwise expressly provided herein, that Party shall be excused from whatever performance is affected by the Force Majeure solely to the extent so affected provided that:



     A.   The nonperforming Party will give notice of such Force Majeure event as soon as possible after the occurrence, which notice may, if given by Seller, be given orally to the manager of the Plant or other person designated by Buyer in writing to receive such notice, if confirmed in writing within two business days.



     B.   The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure.  In amplification and not in
limitation of the foregoing, a Force Majeure with respect to Seller's primary boilers and related equipment shall not excuse Seller's failure to perform unless the Force Majeure also affects Seller's back-up facilities for production of steam.



     C.   No obligation of either Party which arose before the occurrence causing the suspension of performance shall be excused as a result of the occurrence;



     D.   Buyer's obligation to pay Seller an amount determined pursuant to

Article 6, which obligation arose prior to the occurrence of a Force

Majeure, shall not be excused by Force Majeure claimed by Seller;



     E.   If any of Buyer's equipment, or any part of its system which is necessary to allow Buyer to accept, transmit or distribute deliveries from

Seller's Cogeneration Facility is damaged because of Force Majeure, the

Force Majeure shall terminate at such time as Buyer is able to repair,

replace, or reconstruct that portion of Buyer's system, including, without limitation, possession of all necessary materials, equipment, permits,

authorizations, and licenses;



     F.   If any of Seller's equipment, or any part of its system which is necessary to allow Seller to accept, transmit or distribute deliveries from

Buyer's Plant or to enable Seller to transmit or deliver steam to Buyer, is damaged because of Force Majeure, the Force Majeure shall terminate at such time as Seller is able to repair, replace, or reconstruct that portion of

Seller's system, including, without limitation, possession of all necessary materials, equipment, permits, authorizations, and licenses; and



     G.   Nothing herein shall be construed to require a Party to settle any strike or labor dispute in which it may be involved.  However, in the event of a strike or labor dispute at either the Cogeneration Facility or

Buyer's Plant, the affected party shall use its best efforts to maintain its operation by using management personnel when and where appropriate.

Seller shall notify Buyer in writing promptly after it learns of any impending labor dispute or labor negotiations which might affect Seller's ability to perform its obligations hereunder.



                                ARTICLE 14



                                 INSURANCE



     At all times during the term of this Agreement, each of the Parties shall obtain and keep in force a comprehensive general liability insurance policy in the amount of $5,000,000.



                                ARTICLE 15



                       LIABILITY AND INDEMNIFICATION



     15.1 Survival of Representations and Warranties.



     The representations, warranties, covenants and agreements of Buyer and

Seller contained in this Agreement and the respective obligations of the

Parties with respect thereto shall survive the execution of this Agreement and any investigations made by or on behalf of the Parties and shall continue in full force and effect until any claims or liabilities with respect thereto shall be barred by the applicable statute of limitations or any extensions thereof.  Each of the Parties agrees to give notice to the breaching Party of any breach of any such representation, warranty,

covenant or agreement, describing such
breach in reasonable detail, as soon as practicable after the discovery thereof; provided, however, that the failure to give such notice shall not relieve the breaching Party from any liability in respect to such breach.



     15.2 Indemnification.



     A.   By Seller.



     Seller agrees to protect, indemnify and hold harmless Buyer and its directors, officers, employees, agents and representatives against and from any and all loss, claims, actions or suits, including costs and attorneys'

fees, for or on account of injury, bodily or otherwise, to, or death of,

persons, or for damage to, or destruction of property belonging to Buyer or others, resulting from, or arising out of or connected with the maintenance or operation of the Cogeneration Facility including but not limited to, the delivery of steam to Buyer and the failure of any steam delivered to Buyer to meet the specifications therefor set forth in Appendix A to this

Agreement, excepting only such injury or harm as may be caused solely by the malfunction of the Plant or as may be caused solely by the fault or negligence of Buyer, its directors, officers, employees, agents or representatives.  Seller shall, upon Buyer's request, defend, at its own expense, any suit asserting a claim covered by this indemnity.



     B.   By Buyer.



     Buyer agrees to protect, indemnify and hold harmless Seller and its directors, officers, employees, agents and representatives against and from any and all loss, claims, actions or
suits, including costs and attorneys' fees, for or on account of injury,

bodily or otherwise, to, or death of, persons, or for damage to, or destruction of property belonging to Seller, or others, resulting from or arising out of or connected with the ownership, maintenance or operation of the Plant, including, but not limited to, the delivery of Condensate to the

Point of Return and receipt of steam from the Steam Points of Delivery,

excepting only such injury or harm as may be caused solely by the fault or negligence of Seller, its directors, officers, employees, agents or representatives or as may be caused by the failure of the steam delivered to Buyer to meet the specifications therefor set forth in Appendix A to this Agreement, excepting only such injury or harm as may be caused solely by the malfunction of the Plant or as may be caused solely by the fault or negligence of Buyer, its directors, officers, employees, agents or representatives.  Seller shall, upon Buyer's request, defend, at its own expense, any suit asserting a claim covered by this indemnity.



     C.   Survival.



     The provisions of this Section 15.2 shall survive the expiration of the otherwise applicable term of this Agreement.



                                ARTICLE 16



                      EVENTS OF DEFAULT AND REMEDIES



     16.1 Events of Default by Buyer.



     Buyer shall be in default under this Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default" for purposes of this Agreement:



     (i)  Buyer breaches or fails to observe or perform any of the obligations, and covenants under this Agreement other than a failure to pay any amount owed to Seller under Article 8, which failure continues for thirty (30) days after written notice from

Seller specifying the nature of such breach or failure and demanding that it be cured, unless such failure cannot be completely cured within thirty

(30) days after said written notice, in which case an Event of Default shall exist only if Buyer does not commence and diligently pursue to sure said failure within thirty (30) days after receipt of said notice.



     (ii) There is an assignment for the benefit of Buyer's creditors, or

Buyer is adjudged a bankrupt, or a petition is filed by or against Buyer under the provisions of federal bankruptcy laws, or the business or principal assets of Buyer are placed in the hands of a receiver, assignee or trustee, or Buyer is dissolved, or Buyer's existence is terminated or its business is discontinued in substantially all of the places in the hands of a receiver, assignee or trustee, or Buyer is dissolved, or Buyer's existence is terminated or its business is discontinued in substantially all of the places is operates; provided, however, that the events described in this paragraph (ii) shall not constitute an Event of Default or otherwise affect the validity of this Agreement so long as (a) compensation continues to be paid to Seller pursuant to Article 8 of this Agreement, (b)

the terms, covenants and conditions of this Agreement on the part of the

Buyer are performed, and (c) Buyer elects to have the Agreement remain in effect, in which event this Agreement shall continue to remain in full force in accordance with the terms herein contained.



     (iii)     Buyer fails to pay, when due, the compensation due Seller as determined under Article 6 and in accordance with Article 8 of this

Agreement, and such failure continues for a period of thirty (30) days following receipt of Buyer of a notice from

Seller of such failure.



     (iv) Any representation or warranty furnished by Buyer to Seller in connection with this Agreement is false or misleading in any material respect when made.



     16.2 Events of Default by Seller.



     Seller shall be in default under this Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default" for purposes of this Agreement:



     (i)  Seller fails to perform or observe any of its obligations under

Article 3 or Section 6.2 which failure continues for a period of more than five (5) consecutive days or more than ten (10) days in any twenty (20) day period following written notice of such failure from Buyer.



     (ii) Seller fails to observe or perform any of its obligations under this Agreement other than those covered by clause (i) above which failure continues for thirty (30) days.



     (iii)     There is an assignment for the benefit of a Seller's

creditors, or Seller is adjudged a bankrupt, or a petition is filed by or against Seller under the provisions of any state insolvency law or under the provisions of federal bankruptcy laws, or the business or principal assets of Seller are placed in the hands of a receiver, assignee or trustee, or Seller is dissolved, or Seller's existence is terminated or its business is discontinued; provided, however, that the events described in this Paragraph (iii) shall not constitute an Event of Default or otherwise affect the validity of this Agreement, so long as Seller continues to provide the services described herein, and so long as the other terms, covenants and conditions of this Agreement on the part of Seller are performed, and in such event, this Agreement shall continue to remain in full force in accordance with the terms herein contained.



     (iv) Any writ, lien, levy, attachment, execution, or other similar legal attachment or encumbrance attaches to the Cogeneration Facility and is not discharged within the lesser of (a) sixty (60) days or (b) the time,

if any, permitted under law for discharge of such attachment or encumbrance.



     (v)  Any representation or warranty furnished by Seller to Buyer in connection with this Agreement is false or misleading in any material respect when made.



     16.3 Remedies Upon Default by Buyer.



     Upon the occurrence of an Event of Default by Buyer, Seller may:



     (i)  Exercise all remedies available at law or at equity or through other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by Buyer, and/or for damages and expenses resulting from the Event of Default, which shall include all costs and expenses reasonably incurred in the exercise of its remedies (including reasonable attorneys' fees), and/or specific performance.



     (ii) Pursue, concurrently or separately, other remedies existing at law, in equity or in bankruptcy.



     (iii) In the event a court orders Buyer to take one or more actions pursuant to this Agreement, and such action(s) is a final order which cannot be appealed, and Buyer fails to take such action(s) Seller, in addition to any other rights it may have, will have the right to purchase Buyer's Plant as its then fair market value.  If

Seller does exercise this option to purchase the Plant, Buyer shall have the right to require Seller to also purchase the Site for fair market value, if such Site is not then owned by Seller.  Fair market value shall be established by appraisal by the American Appraisal Company (or similar organization).  The provisions set forth in Article 18 shall be utilized to settle any dispute as regards fair market value.



     16.4 Remedies Upon Default by Seller.



     Upon the occurrence of an Event of Default by Seller, Buyer may exercise one or the other of the following options:  (i) Exercise all remedies available at law or at equity or through other appropriate private proceedings including, but not limited to, bringing an action or actions from time to time for recovery of amounts due and unpaid by Seller, and/or for damages and expenses resulting from the Event of Default, which shall include all costs and expenses reasonably incurred in the exercise of its remedies (including reasonable attorneys' fees), and/or specific performance, Seller acknowledges and agrees that a breach by Seller hereunder is likely to result in the curtailment by Buyer of its production at the Plant, which will result in the loss of income to Buyer if Buyer would have operated at full capacity had Seller delivered the steam which it is required to deliver pursuant hereto.  Seller further acknowledges and agrees that the damages which Buyer shall be entitled to recover pursuant to
this paragraph include but are not limited to any income which it lost as a result of the occurrence of an Event of Default by Seller; or (ii) Collect

Specified Damages from Seller upon submission of reasonable documentation with respect to their incurrence, without resorting to legal process.

Specified Damages owed to Buyer pursuant to this Section shall be paid by

Seller no later than ten (10) days after submission by Buyer to Seller of reasonable documentation with respect to their incurrence.  Seller's failure to pay such damages to Buyer shall entitle Buyer to exercise any,

all or some of the remedies specified in clause (i) above.



     In the event that either (a) Buyer elects option (i) above or (b)

elects option (ii) above but fails to collect Specified Damages with ten

(10) days demand therefor, buyer may purchase the Cogeneration Facility and the Site (if not then owned by Buyer) at their then fair market value in accordance with Section 5.2 hereof.  In addition, in either such event,

Buyer shall enjoy a right of first refusal with respect to the Cogeneration

Facility, and the Site (if then owned by Seller) and Seller shall give

Buyer ninety (90) days' written notice of any offer which notice shall specify the terms and conditions of the proposed sale.  Buyer shall have the right, exercisable within thirty (30) days of receipt of said notice,

but not the obligation, to purchase the Cogeneration Facility, and the Site

(if applicable) on the terms and conditions specified in the notice.



     16.5 Remedies.



     Except as specifically limited in this Agreement, each and every right, power and remedy of a Party, whether specifically stated

in this Agreement or otherwise existing, may be exercised from time to time and so often and in such order as may be deemed expedient by the exercising

Party, and the exercise or the beginning of the exercise of any right,

power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy.  No delay or omission of a Party in the exercise of any right, power or remedy shall impair or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.



     16.6 Fair Market Value.



     If Buyer exercises its option under Section 5.2, the fair market value of the Cogeneration Facility and the Site (if applicable) shall be determined as of the time immediately before the Event of Default or option by appraisal of the American Appraisal Company (or similar appraisal organization).  The arbitration provisions set forth in Article 18 shall be utilized to settle any dispute as regards "fair market value".



                                ARTICLE 17



                            SELLER'S FINANCING



     Buyer recognizes that Seller will be obtaining financing to construct the Cogeneration Facility from one or more financial institutions and hereby agrees to provide Seller with any documents and records Seller may reasonably request in connection with Seller's efforts to obtain financing.

Buyer agrees to provide financial statements to the extent that they are available but shall not be required to provide copies of its tax returns.

     Seller recognizes that Buyer has granted mortgages on the Plant and land associated therewith.  Buyer covenants and agrees to use its best efforts to obtain an amendment to such mortgage allowing it to lease the

Site to Seller pursuant to the terms hereof.  In the event that Buyer fails to _______ an amendment on the mortgage granted to First Fidelity Bank,

N.A., New Jersey, it shall be relieved from any and all liability hereunder.  Seller's rights to purchase the Plant pursuant to the terms of this Agreement shall be subject to and subordinate to any rights granted to mortgagees in such mortgages.



                                ARTICLE 18



                                ARBITRATION



     Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in Philadelphia,

Pennsylvania, by a panel of three arbitrators in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The expenses of the arbitration shall be borne by the unsuccessful Party unless the arbitration award shall otherwise provide.



                                ARTICLE 19



                               ASSIGNABILITY



     Except as herein provided to the contrary, the rights and duties of

Buyer and Seller under this Agreement are not assignable or delegable by either Party without the express written consent of the other, which consent will not be unreasonably withheld.  Buyer and Seller may each mortgage, hypothecate,
pledge or encumber its interest in this Agreement, and, in the case of the

Seller, in the Cogeneration Facility and Site if then owned by Seller, to any financial institution lending funds for construction or improvement of the Plant or the Cogeneration Facility.



     This Agreement is binding on all of Buyer's and Seller's respective successors and assignees.



                                ARTICLE 20



                                  NOTICE



     Unless otherwise specified, all notices required to be given under this Agreement, unless otherwise specified will be in writing and delivered or mailed by certified mail, return receipt requested, to the respective parties at the following addressees or at any address designated by the parties in writing:


     If to Buyer:   Newark Boxboard Co.
                    57 Freeman Street
                    Newark, New Jersey  07105
                    Attention:  Edward K. Mullen

     with a copy to:

                    Benedict M. Kohl, Esq.
          `         Lowenstein, Sandler, Brochin, Kohl,
                      Fisher & Boylan, P.C.
                    65 Livingston Avenue
                    Roseland, New Jersey  07058

     If to Seller:  O'Brien Cogeneration IV, Inc.
                    Green and Washington Streets
                    Downingtown, Pennsylvania  19335
                    Attention: Jeffrey D. Barnes,
                               Executive Vice President

     with a copy to:

                    Robert J. Rauch, Esq.
                    10075 Tyler Place, #17
                    Ijamsville, Maryland  21754

                                ARTICLE 21



                          WAIVER AND MODIFICATION



     21.1 Waiver.



     No Party will be deemed to have waived any of its rights under this

Agreement unless a waiver signed by an officer of the waiving Party is delivered to the other Party.  Any waiver of a right under this Agreement will be narrowly construed and will be deemed to relate only to the specific right and the specific instance set forth in the waiver notice.



     21.2 Modification.



     This Agreement may only be modified by a written instrument signed by both Buyer and Seller.



                                ARTICLE 22



                      SEVERABILITY AND RENEGOTIATION



     22.1 Severability.



     Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of the remaining portions, which remaining portions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminate, and it is hereby declared the intention of the Parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part, parts or portion which may for any reason be hereafter declared invalid.



     22.2 Renegotiation.



     Notwithstanding the provisions of Paragraph 22.1, should any term or provision of this Agreement be found invalid by any court or regulatory body having jurisdiction thereover,
the Parties shall immediately renegotiate in good faith such term or provision of the Agreement to eliminate such invalidity.



                                ARTICLE 23



                            SEVERAL OBLIGATIONS



     Except where specifically stated in this Agreement to be otherwise,

the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty,  obligation or liability or agency relationship on or with regard to either Party.  Each Party shall be individually and severally liable for its own obligations under this

Agreement.



                                ARTICLE 24



                               GOVERNING LAW



     This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.



                                ARTICLE 25



                      ENTIRE AGREEMENT; COUNTERPARTS



     This Agreement, together with the attached Appendices, supersedes any and all previous Agreements the Parties hereto may have had with respect to any matters relating to the subject matter of this Agreement.



     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                                ARTICLE 26



                                 CAPTIONS



     All indices, titles, subject headings and similar items, are provided for the purpose of reference and convenience only and are not intended to affect the meaning, content or scope of this Agreement.



                                ARTICLE 27



                           EMPLOYEE DISPLACEMENT



     In an effort to assist Buyer in minimizing employee layoffs or discharges which may result from the Parties entering into this Agreement,

Seller shall make a good faith effort to employ those employees of Buyer directly displaced due to Buyer's discontinuing its own steam production where such employees have the requisite skills and experience to be considered for available positions at the Cogeneration Facility.



                                ARTICLE 28



                    GUARANTEE BY O'BRIEN ENERGY SYSTEMS



     O'Brien Energy Systems, Inc., will execute as Appendix F an appropriate guarantee of Seller's obligations under this Agreement.  This guarantee will continue in full force and effect for the duration of this

Agreement, unless Buyer and Seller mutually agree to terminate it.  If

Agreement is reached at some future time to release to guarantee, it will have no further force or effect.

     IN WITNESS WHEREOF, the Parties have executed and delivered multiple originals of this Agreement as of the date set forth below.

ATTEST:                            NEWARK BOXBOARD CO.


By:  /s/                           By:  /s/ William D. Harper
     Name:                              Name:  William D. Harper
     Title: Assistant Controller        Title: Vice President

Date:                              Date: 10/7/86



ATTEST:                            O'BRIEN COGENERATION IV, INC.


By:  /s/ Sanders D. Newman         By:  /s/ Jeffrey Barnes
     Name:  Sanders D. Newman           Name:  Jeffrey Barnes
     Title: Secretary                   Title: Exec. V.P.

Date: 10/7/86                      Date: 10/7/86

                                APPENDIX A

               STEAM REQUIREMENTS AND PRODUCTION PARAMETERS


Required Maximum Output of Steam:  60,000 pounds per hour.

Minimum Required Purchase of Steam Per Annum:  201,000,000 pounds.

All steam shall have a nominal temperature of between 327.8 degrees

Farenheit and 335 degrees Farenheit and shall be delivered at between 85 and 90 psig.



     All properties of Steam and Condensate shall be as

defined by ASME Steam Tables (1967 edition) at the conditions measured by Seller's meters.

                                APPENDIX B



               INTERCONNECTION POINTS OF DELIVERY AND RETURN



     The location of Seller's steam and condensation meters will be outside

Buyer's Plant.

                                APPENDIX C



                     PERMITS TO BE OBTAINED BY SELLER



Fuel Use Act Exemption

Air Quality Permit to Construct

Federal Energy Regulatory Commission Certification

Local Zoning Permits (subject to Section 9.2)

Local Siting Permits (subject to Section 9.2)

Construction Permits

                                APPENDIX D



                       CONDENSATE QUALIFY STANDARDS



     Within three (3) months of the signing of this Agreement, al minimum of four (4) samples of process Condensate will be taken and analyzed.  The

Condensate will be analyzed for the following properties and contents:



          (1)  conductivity

          (2)  hardness

          (3)  silica

          (4)  organics

          (5)  sodium

          (6)  iron

          (7)  total dissolved solids and

          (8)  total suspended solids



     The average value yet to be determined of all samples taken will be used as the basis for establishing contamination limits for Condensate return.  The samples will be as representative as possible of the

Condensate that will be returned to the Cogeneration Facility and will be mutually agreed upon by Buyer and Seller.  Also, the procedures for taking and analyzing the samples as well as the laboratory used to test the samples will be mutually agreed upon by Buyer and Seller.  All reasonable costs associated with these Condensate samples will be borne by Seller.

                                APPENDIX E



                            DESCRIPTION OF SITE



     See attached diagram.  A metes and bounds description of the Site will be prepared by the Parties upon completion of a survey of Buyer's property.

                             [INSERT DIAGRAM]

                                APPENDIX F



                                 GUARANTY



     In order to induce Newark Boxboard Co. ("Boxboard") to enter into a

Steam Purchase Agreement, dated October 3, 1986, ("Agreement") with its wholly owned subsidiary O'Brien Cogeneration IV, Inc. ("Company"), the undersigned ("Guarantor") guarantees to Boxboard the due and punctual performance by the Company of all of its obligations pursuant to the

Agreement ("Obligations").  Capitalized terms defined in the Agreement and not defined herein shall have the same meanings when used herein.  In addition, the undersigned covenants and agrees to cause the Company's

Tangible Net Worth (as herein defined), including any interest that the

Company may have now or at any time during the future in the Cogeneration

Facility and the Site net of its liabilities with respect thereto, to equal or exceed Three Million Dollars ($3,000,000) at all times during the term of the Agreement, including any extensions thereof (collectively, the

"Term).



     For purposes of this Guaranty. "Tangible Net Worth" shall mean total

"assets" less total "liabilities" of the Company, except that there shall be excluded therefrom all intangible assets including, without limitation,

organizational expenses, patents, trademarks, copyrights, goodwill,

covenants not to compete, research and development costs, training costs,

treasury stock, all unamortized debt discounts and deferred charges.  For purposes of this definition, "assets" and "liabilities" shall be determined in accordance with generally accepted accounting principles, consistently applied.

     Guarantor covenants and agrees that it will 1.) at all times during the Term own 100% of the outstanding stock issued by the Company and 2.)

furnish to Boxboard within 90 days after the close of each fiscal year of

Company a financial statement of the Company for such fiscal year, prepared in accordance with generally accepted accounting principles and certified as to accuracy by the chief accounting officer of Guarantor.



     Guarantor agrees further that this Guaranty and its liability hereunder shall not be impaired or affected by any modification,

supplement, extension or amendment of the Agreement to which the parties thereto may hereafter agree, nor by any modification release or other alteration of any of the Obligations hereby guarantees, nor by any other agreements or arrangements whatever with the Company or anyone else.  The liability of Guarantor hereunder is direct and unconditional and may be enforced without requiring Boxboard first to resort to any other right,

remedy or security.  Guarantor shall not have any right of subrogation,

reimbursement or indemnity whatsoever, unless and until all of said

Obligations have been paid or performed in full.  This guaranty is a continuing Guaranty which shall remain effective during the Term.  Nothing shall discharge or satisfy the liability of Guarantor hereunder except the full performance of all of the Company's Obligations.



     Guarantor also agrees to indemnify Boxboard and hold Boxboard harmless against all obligations, demands and liabilities, by whomever asserted, and against all losses in any way suffered, incurred or paid by Boxboard as a result of or in any way arising out of, or following, or consequential to a breach by the Company of any of its

Obligations and to pay all costs and expenses, including reasonable attorneys' fees, of any proceeding to enforce this Guaranty.



     Guarantor waives:  notice of acceptance hereof; the right to a jury trial in any actin hereunder; presentment and protest of any instrument,

and notice thereof; notice of default; and all other notices to which such

Guarantor might otherwise be entitled.



     Failure of Guarantor to pay any amount required to be paid by it to

Boxboard within thirty days of demand therefor shall constitute an Event of

Default hereunder.  The occurrence of any of the following shall also constitute an Event of Default hereunder (a "Guaranty Event of Default"):

There is an assignment for the benefit of creditors of Guarantor, or

Guarantor is adjudged a bankrupt or a petition is filed by or against

Guarantor under the provisions of any state insolvency law or under the provisions of federal bankruptcy laws, or the business or principal assets of Guarantor are placed in the hands of a receiver, assignee or trustee; or

Guarantor is dissolved.

     This Guaranty, all acts and transactions hereunder, and the rights and obligations of the parties hereto shall be binding upon successors and assigns of Guarantor, may not be changed or modified orally, and shall inure to the benefit of Boxboard's successors and assigns.



ATTEST:                            O'BRIEN ENERGY SYSTEMS, INC.


/s/ Sanders D. Newman              By: /s/ Jeffrey Barnes
     Secretary  10/7/86                 Title: Exec. V.P.  10/7/86


Dated: as of October 3, 1986.